UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 22, 2011

Brainstorm Cell Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-61610	20-8133057
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

605 Third Avenue, 34th Floor
New York, NY	10158
(Address of principal executive offices)	(Zip Code)

(212) 557-7200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 22, 2011, the Board of Directors of BrainStorm Cell Therapeutics Inc. (the “Registrant”) elected Chen Schor to the Board of Directors.

On August 22, 2011, the Registrant entered into an agreement with Chen Schor (the “Executive Director Agreement”) pursuant to which the Registrant will pay $15,000 per quarter to Mr. Schor for his services as Executive Board Member. In accordance with the terms of the Executive Director Agreement, the Registrant and Mr. Schor have also entered into a Restricted Stock Agreement dated August 22, 2011 (“Grant Date”), pursuant to which Mr. Schor will receive 923,374 shares (the “Shares”) of restricted Common Stock of the Registrant under the Registrant’s 2005 U.S. Stock Option and Incentive Plan.  The Shares shall vest over a three-year period, contingent on Mr. Schor maintaining a continuous business relationship with the Registrant.  If the Registrant successfully raises $10,000,000 of proceeds through the issuance of equity securities in a private or public offering after the Grant Date, or enters into a deal with a strategic partner that brings in at least $10,000,000 of gross proceeds, then 1/3 of the Shares will vest upon such event, 1/3 will vest on the second anniversary of the Grant Date and the remaining 1/3 will vest on the third anniversary of the Grant Date.  If such capital is not raised by the Registrant prior to the first anniversary of the Grant Date, then the shares will vest over 3 years – 1/3 upon each anniversary of the Grant Date.  Mr. Schor is not entitled to any other compensation provided to other Directors of the Registrant from time to time.

The foregoing description of the Executive Director Agreement for Mr. Schor does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is incorporated by reference as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) The exhibit listed in the Exhibit Index immediately preceding such exhibit is filed with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brainstorm Cell Therapeutics Inc.

August 23, 2011	By:	/s/ Liat Sossover
Liat Sossover
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Director Agreement, dated August 22, 2011, by and between the Registrant and Chen Schor.